Exhibit 99.1

FOR IMMEDIATE RELEASE

Harvest Natural Resources Announces 2012 Fourth

Quarter and Year-End Results

HOUSTON, May 3, 2013 — Harvest Natural Resources, Inc. (NYSE: HNR) today announced 2012 fourth quarter and year-end earnings.

Harvest posted a fourth quarter net loss of $23.1 million, or $0.59 per diluted share, compared with a net loss of $44.3 million, or $1.30 per diluted share, for the 2011 fourth quarter. For the year ended December 31, 2012, Harvest’s net loss was $12.2 million, or $0.33 per diluted share, compared to net income of $56.0 million, or $1.64 per diluted share, for 2011.

The fourth quarter results include exploration charges of $3.6 million, or $0.09 per diluted share, impairment expense relating to Oman and China blocks of $9.3 million, or $0.24 per diluted share, unrealized gain on warrant derivatives of $0.4 million, or $0.01 per diluted share, debt conversion expense of $0.3 million, or $0.01 per diluted share and a loss on extinguishment of debt of $5.4 million, or $0.14 per diluted share. Adjusted for these non-cash items, Harvest’s fourth quarter net loss was $4.9 million, or $0.12 per diluted share.

The 2012 results include exploration charges of $9.1 million, or $0.24 per diluted share, impairment expense relating to Oman and China blocks of $9.3 million, or $0.25 per diluted share and dry hole expense related to the Oman and Indonesian wells of $5.6 million, or $0.15 per diluted share. The current year results also included an unrealized loss on warrant derivatives of $0.6 million, or $0.02 per diluted share, debt conversion expense of $3.6 million, or $0.10 per diluted share, loss on extinguishment of debt of $5.4 million, or $0.14 per diluted share, and other non-operating expenses relating to our strategic alternatives of $2.9 million, or $0.08 per diluted share. Adjusted for these non-cash items, Harvest’s 2012 earnings would have been $24.3 million, or $0.65 per diluted share.

Petrodelta, S.A. (Petrodelta), Harvest’s Venezuelan affiliate, reported fourth quarter operating income, before taxes and non-operating items, of $44.4 million ($14.2 million net to Harvest’s 32 percent equity interest under International Financial Reporting Standards [IFRS]). Petrodelta reported a fourth quarter net loss of $84.2 million ($26.9 million net to Harvest’s 32 percent equity interest under IFRS). After adjustments to Petrodelta’s IFRS earnings, primarily to conform to accounting principles generally accepted in the United States of America (USGAAP), Harvest’s 32 percent share of Petrodelta’s earnings was $6.2 million.

Petrodelta reported operating income, before taxes and non-operating items for the year of $296.1 million ($94.8 million net to Harvest’s 32 percent equity interest under IFRS). Petrodelta reported net income of $86.0 million ($27.5 million net to Harvest’s 32 percent equity interest, under IFRS). After adjustments to Petrodelta’s IFRS earnings, primarily to conform to USGAAP, Harvest’s 32 percent share of Petrodelta’s earnings were $54.2 million, a six percent decrease over 2011.

1177 Enclave Parkway, Suite 300 • Houston, Texas 77077 • ph: 281.899.5700 fax: 281.899.5702

VENEZUELA

During the three months ended December 31, 2012, Petrodelta sold approximately 3.4 MMBO for a daily average of 36,600 BOPD, an increase of 12 percent over the same period in 2011 and 4 percent lower than the previous quarter. Petrodelta sold 0.6 billion cubic feet (BCF) of natural gas for a daily average of 6.9 million cubic feet per day (MMCFD), decreasing 17 percent over the same period in 2011, and increasing 54 percent over the previous quarter. Petrodelta’s current production rate is approximately 38,000 BOPD.

During the fourth quarter of 2012, Petrodelta drilled and completed two development wells in the El Salto field. Currently, Petrodelta is operating four drilling rigs and one workover rig and is continuing with infrastructure enhancement projects in the El Salto and Temblador fields.

Two new drilling rigs are rigging up, the PDV-48 in the Isleño field and the PDV-87 in Temblador field; they are expected to begin drilling operations by mid June 2013. The current production from the Isleño field is approximately 2,455 BOPD and is being handled through a pipeline connection that recently started operations between the Isleño field and the main production facility at the Uracoa field.

The average sales price for crude oil produced during the quarter was approximately $87.95 per barrel, compared to $102.75 per barrel during the fourth quarter of 2011.

During the twelve months ended December 31, 2012, Petrodelta drilled and completed 12 successful development wells compared to 15 development wells in 2011. Petrodelta produced approximately 13.17 MMBO in 2012 compared to 11.39 MMBO during 2011, an increase of 16 percent year over year. In addition, Petrodelta sold 2.17 billion cubic feet (BCF) of natural gas versus 2.26 BCF of natural gas, a decrease of 4 percent over the same period in 2011. Petrodelta produced an average of 35,990 barrels of oil per day (BOPD) during the twelve months ended December 31, 2012. Capital expenditures for development drilling and infrastructure were $184.2 million in 2012 compared to $137.5 million in 2011.

On June 21, 2012, we announced that we and our wholly-owned subsidiary, HNR Energia, had entered into a Share Purchase Agreement (SPA) with PT Pertamina (Persero), a state-owned limited liability company existing under the laws of Indonesia (Buyer) under which HNR Energia agreed to sell, indirectly through subsidiaries, all of its interests in Venezuela for a cash purchase price of $725.0 million, subject to adjustment as described in the SPA. After receiving notice from Buyer that Buyer’s sole shareholder, the Government of Indonesia, had decided not to approve the transaction described in the SPA, on February 19, 2013, HNR Energia exercised its right to terminate the SPA in accordance with its terms.

The reserve report for the period ending December 31, 2012, has been completed. Total proved plus probable reserves on December 31, 2012, net to Harvest’s 32 percent share of Petrodelta, were 100.23 million barrels of oil equivalent (MMBOE), a decrease of 3 percent from 2011.

Harvest net interest of Petrodelta’s total proved reserves at year end 2012 was 38.40 MMBOE which was a decline of 11 percent from 2011, reflecting 2.97 MMBOE of production in 2012 and the reclassification of 1.71 MMBOE (4 percent) from proved to probable in compliance with the Securities and Exchange Commission’s “5 year rule from the date of original booking”. Without the reclassification of the 1.71 MMBOE to probable, the proved reserves in Venezuela would have decreased 7 percent to 40.11 MMBOE. All of the reclassified reserves are scheduled to be drilled by 2018. Net probable reserves in Venezuela of 61.83 MMBOE are 2 percent higher than 2011. A summary of the report is provided in Harvest’s 2012 Annual Report on Form 10-K.

EXPLORATION AND OTHER ACTIVITIES

Dussafu Project – Gabon (Dussafu PSC)

In 2012, the Company entered into the third exploration phase of the Dussafu PSC, commenced drilling operations on the exploration well DTM-1 and subsequently drilled an appraisal sidetrack DTM- 1ST1. These wells were drilled with the Saipem Scarabeo 3 semi-submersible drilling unit in a water depth of 380 feet.

The DTM-1 well was spud on November 19, 2012, and drilled to test the potential of the pre-salt Gamba and Dentale Formations of the Tortue Prospect. The DTM-1 well reached a vertical depth of 11,260 feet within the Dentale Formation. Log evaluation and pressure data indicate that Harvest discovered approximately 42 feet of pay in a 72 foot oil column within the Gamba Formation and 123 feet of pay in stacked reservoirs within the Dentale Formation.

The Tortue discovery is the second consecutive discovery made by Harvest and the fourth oil discovery on the block along with Ruche, Walt Whitman and Moubenga. The core and fluid data has been shipped from Gabon for laboratory analysis and the wireline data is being integrated with the seismic in on-going subsurface studies. Specifically, these studies include velocity modeling and depth conversion uncertainty modeling, reservoir characterization and dynamic modeling studies. Our current interpretation of the Tortue discovery indicates a preliminary range of contingent resources between 5 and 45 MMBBL.

This most recent discovery brings the combined mean estimate for contingent resources for the block to 45 MMBBL, including the three other existing oil discoveries in Ruche, Walt Whitman and Moubenga.

A program of subsurface and conceptual engineering studies has commenced with the objective of evaluating the commerciality of Tortue and the other oil discoveries to determine the optimum development options for the block.

In other parts of the block, activities during 2012 included completion in July of the Pre-Stack Time Migration (PSTM) processing of 545 square kilometers of Central 3-D seismic, which was acquired in the fourth quarter of 2011. Pre-Stack Depth processing and reprocessing of the new Central 3-D together with the 2005 Inboard 3-D seismic, approximately 1,300 square kilometers, commenced in June 2012. The Pre-Stack Depth processing of the merged 3-D project is expected to be completed in the second quarter of 2013.

On May 28, 2012, the Dussafu PSC partners entered into the third exploration phase of the PSC for a four year period through May 27, 2016. The third exploration phase of the PSC has $7.0 million ($4.7 million net to our 66.667 per cent interest) work commitment over the four year period, which has been exceeded by the 2012 operations.

Harvest operates the Dussafu PSC, holding a 66.667 percent interest.

Indonesia

Operational activities during the year ended 2012 included a review of geological and geophysical data obtained from the drilling of the LG-1 and KD-1 wells to upgrade the prospectivity of the block and to define a prospect for potential drilling in 2013. Based on multiple oil and gas shows encountered in both LG-1 and KD-1, we are working on an exploration program targeting the Pliocene and Miocene sands encountered in the previous two wells. We have completed remapping of both the Lariang and Karama Basins with eight leads in the Lariang Basin and five leads in the Karama Basin having been identified in the Pliocene, Middle-Late Miocene and Eocene sands. In September 2012, the operator of the Budong PSC, on behalf of us and the other co-venturer, submitted a request to BPMIGAS under the terms of the Budong PSC for a four-year extension of the initial six-year exploration term of the Budong PSC. In January 2013, we received written approval from SKK Migas of the four-year extension of the initial six-year exploration term.

In December 2012, we signed a farmout agreement with the operator of the Budong PSC to acquire an additional 7.1 percent participating interest increasing our participating ownership interest in the Budong PSC to 71.5 percent with our cost sharing interest becoming 72 percent until first commercial production and to become operator of the Budong PSC. We assumed the role of interim operator effective January 16, 2013 and officially became operator on March 25, 2013. The consideration for this recent acquisition is that we will fund 100 percent of the costs of the first exploration well of the four-year extension to the Budong PSC. If the exploration well is not drilled within 18 months of the date of approval from the Government of Indonesia of this transaction, our partner has the right to give notice that the consideration be paid in cash in the amount of $3.2 million. The acquisition of the additional participating interest was approved by the Government of Indonesia on April 9, 2013.

We have satisfied all work commitments for the current exploration phase of the Budong PSC. However, the extension of the initial exploration term includes an exploration well, which if not drilled by January 2016, results in the termination of the Budong PSC.

WAB 21, South China Sea

Due to a lack of activity and the ongoing border dispute between People’s Republic of China and Socialist Republic of Vietnam over the WAB-21 contract area, the Company expensed $2.9 million which represented the book value of the block as of the end of December 31, 2012. Harvest maintains its interest in the block and continues as the operator.

Corporate and Financial Reporting

Debt

In October 2012, we announced the sale of $79.8 million aggregate principal amount of 11 percent senior unsecured notes due October 11, 2014, and warrants to purchase up to 0.8 million shares of our common stock with an exercise price of $10.00 per share. The net cash proceeds of the offering were approximately $63.5 million after deducting the issuance discount, placement fees, and other transaction costs.

Controls, Procedures, and Restatements

Certain material weaknesses resulted in errors which required the restatement of our annual consolidated financial statements for the years ended December 31, 2010 and 2011 and the unaudited interim consolidated financial statements for all quarters in 2011 and the first three quarters of 2012 and also resulted in recorded audit adjustments for the fourth quarter and annual period ended December 31, 2012. The net impact of the non-cash adjustments are provided below:

The non-cash net impact of the restatement and/ or adjustments to net income (loss) for the period ending December 31, 2010, 2011, and 2012 are provided below:

	2012	2011	2010
	(amounts in thousands, except per share data)
Exploration expense	$(1,300)	$1,125	$(313)
Impairment of oil and gas properties	—	(3,335)	—
Unrealized gain (loss) on warrant derivative	(960)	9,786	344
Interest expense	302	(1,823)	(1,098)
Debt conversion expense	12	—	—
Loss on extinguishment of debt	—	(3,450)	—
Income tax expense (benefit)	(1)	(237)	—
Net income from equity affiliate	373	—	—
Non controlling interest	(75)	—	—

Net income attributable to Harvest	$(1,649)	$2,066	$(1,067)

Basic earnings (loss) per share	$(0.04)	$0.06	$(0.03)
Diluted earnings (loss) per share	$(0.04)	$0.27	$(0.03)

The non-cash net impact of the restatements to net income (loss) are provided below quarter by quarter for 2011 and 2012:

	For the Quarters Ended
	March 31	June 30	September 30
	2012	2012	2012
	(amounts in thousands, except per share data)
Exploration expense	$(492)	$(430)	$(378)
Unrealized gain (loss) on warrant derivative	432	(1,641)	249
Interest expense	302	—	—
Debt conversion expense	—	—	12
Income tax expense (benefit)	—	596	(597)
Net income from equity affiliate	138	168	67
Loss from discontinued operations	—	(595)	595
Non controlling interest	(28)	(33)	(14)

Net income attributable to Harvest	$352	$(1,935)	$(66)

Basic earnings (loss) per share	$0.01	$(0.05)	$—
Diluted earnings (loss) per share	$0.01	$(0.05)	$—

	For the Quarters Ended
	March 31	June 30	September 30	December 31
	2011	2011	2011	2011
	(amounts in thousands, except per share data)
Exploration expense	$(110)	$3,210	$(1,375)	$(600)
Impairment expense	—	(3,335)	—	—
Unrealized gain (loss) on warrant derivative	(2,516)	7,060	4,256	986
Interest expense	(1,341)	(482)	—	—
Loss on early extinguishment of debt	—	(3,450)	—	—
Income tax expense (benefit)	(237)	—	12	(12)
Net income from equity affiliate	(38)	38	—	—
Non controlling interest	8	(8)	—	—

Net income attributable to Harvest	$(4,234)	$3,033	$2,893	$374

Basic earnings (loss) per share	$(0.13)	$0.09	$0.08	$0.01
Diluted earnings (loss) per share	$(0.12)	$0.50	$0.08	$0.01

Correction explanations are provided following each of the financial statements reflected in Harvest’s 2012 Annual Report on Form 10-K.

During the December 31, 2012 year end audit process, the following material weaknesses were identified. None of these material weaknesses had a cash impact to the Company. Due to these weaknesses, errors were identified and adjustments will be made in current and previous Securities and Exchange Commission (SEC) filings. For a list of these material weaknesses and the remediation plan see section Item 9A Control and Procedures of Harvest’s 2012 Annual Report on Form 10-K.

The Company intends to file amendments to its quarterly reports on Form 10-Q/A for each fiscal quarter ended March 31, 2012, June 30, 2012 and September 30, 2012, which will also include amendments to the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011. The Company expects to file with the SEC as soon as reasonably practicable to correct the accounting treatment for the items discussed above.

To provide sufficient time to allow our equity affiliate in Venezuela, Petrodelta, S.A., to close its financial records and prepare the required financial statements for the first quarter of 2013 in the wake of efforts required to complete the 2012 annual report, the Company may be required to file a Form 12b-25 with the SEC to obtain additional time to complete Harvest’s first quarter Form 10-Q due on May 10, 2013.

Going Concern

The Company’s financial statements for the year ended December 31, 2012 have been prepared under the assumption that Harvest will continue as a going concern. Our audit report includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

Reserves Disclosure

The proved, probable and possible reserves included herein were prepared by Ryder Scott and conform to the definitions as set forth in the SEC’S Regulations Part 210.4-10(a). The hydrocarbon prices used are based on SEC price parameters using the average prices during the 12-month period prior to the ending date of the reserve report, determined as the unweighted arithmetic averages of the prices in effect on the first day of the month for each month within such period, unless prices were defined by contractual arrangements. Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserve estimates involve an assessment of the uncertainty relating to the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability.

Proved oil and gas reserves are those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a “high degree of confidence that the quantities will be recovered.” Probable reserves are “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” Possible reserves are “those additional reserves which are less certain to be recovered than probable reserves” and thus the probability of achieving or exceeding the proved plus probable plus possible reserves is low.

The reserves included herein were estimated using deterministic methods and presented as incremental quantities. Under the deterministic incremental approach, discrete quantities of reserves are estimated and assigned separately as proved, probable or possible based on their individual level of uncertainty. Because of the differences in uncertainty, caution should be exercised when aggregating quantities of oil and gas from different reserves categories. Furthermore, the reserves and income quantities attributable to the different reserve categories that are included herein have not been adjusted to reflect these varying degrees of risk associated with them and thus are not comparable.

Reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved, probable and possible reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved, probable and possible reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

Non-GAAP Financial Measures

These measures are included due to the significant nature of Petrodelta’s earnings to Harvest. In this press release, Petrodelta’s adjusted EBITDA disclosure is not presented in accordance with accounting principles generally accepted in the United States (GAAP) and Petrodelta’s financials are not intended to be used in lieu of GAAP presentations of net income or cash flows from operating activities. Adjusted EBITDA is presented because we believe it provides additional information with respect to both the performance of our fundamental business activities as well as our ability to internally fund our future capital expenditures and working capital requirements. We also believe that financial analysts commonly use adjusted EBITDA to analyze Petrodelta’s performance.

The Company defines Adjusted EBITDA as net income (loss) before interest expense, investment earnings, current income taxes, and certain non-cash items in the Company’s statements of operations, including depreciation, depletion and amortization, accretion of asset retirement obligations, deferred income taxes, certain employee compensation charges and gains or losses from foreign exchange. Although we present selected items that we consider in evaluating our performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in our operating results are also caused by changes in volumes, prices, exchange rates and numerous other factors. These types of variations are not separately identified in this release, but will be discussed, as applicable, in management’s discussion and analysis of operating results in our Annual Report on Form 10-K for the year ended December 31, 2012.

A reconciliation of adjusted EBITDA to net income and cash flows from operating activities for the periods presented is included in the tables attached to this release.

Conference Call

Harvest will hold a conference call at 10:00 a.m. Central Daylight Time on Friday, May 3, 2013, during which management will discuss Harvest’s 2012 fourth quarter and year end results. The conference leader will be James A. Edmiston, President and Chief Executive Officer. To access the conference call, dial 785-830-7979 or 800-344-6698, five to ten minutes prior to the start time. At that time you will be asked to provide the conference number, which is 8306810. A recording of the conference call will also be available for replay at 719-457-0820, passcode 8306810, through May 7, 2013.

The conference call will also be transmitted over the internet through the Company’s website at www.harvestnr.com. To listen to the live webcast, enter the website fifteen minutes before the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available beginning shortly after the call and will remain on the website for approximately 90 days.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, and China and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2012 Annual Report on Form 10-K and other public filings.

Harvest may use certain terms such as resource base, contingent resources, prospective resources, probable reserves, possible reserves, non-proved reserves or other descriptions of volumes of reserves. These estimates are by their nature more speculative than estimates of proved reserves and accordingly, are subject to substantially greater risk of being actually realized by the Company.

HARVEST NATURAL RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31, 2012	December 31, 2011
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$72,627	$58,946
Restricted cash	1,000	1,200
Accounts and notes receivable, net
Joint interest and other	2,955	14,342
Notes receivable	—	3,335
Advances to and receivable from equity affiliate	656	14,588
Deferred income taxes	821	—
Prepaid expenses and other	1,460	728

Total current assets	79,519	93,139
OTHER ASSETS	7,613	5,427
LONG-TERM RECEIVABLE, EQUITY AFFILIATE	14,346	—
INVESTMENT IN EQUITY AFFILIATES	412,823	345,054
PROPERTY AND EQUIPMENT, net	82,536	63,583

TOTAL ASSETS	$596,837	$507,203

LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Accounts payable, trade and other	$3,970	$7,381
Accounts payable - carry obligation	—	3,596
Accrued expenses	30,748	15,247
Accrued Interest	624	976
Deferred tax liability	3,538	2,632
Income taxes payable	102	689

Total current liabilities	38,982	30,521
OTHER LONG-TERM LIABILITIES	1,108	908
WARRANT DERIVATIVE LIABILITY	5,470	4,870
LONG-TERM DEBT	74,839	31,535
COMMITMENTS AND CONTINGENCIES	—	—
EQUITY:
STOCKHOLDERS’ EQUITY:
Common stock and paid-in capital	264,104	228,206
Retained earnings	181,378	193,589
Treasury stock	(66,145)	(66,104)

Total Harvest stockholders’ equity	379,337	355,691

Noncontrolling Interest	97,101	83,678

Total Equity	476,438	439,369

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$596,837	$507,203

HARVEST NATURAL RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts, unaudited)

	Three months Ended December 31,
	2012	2011
EXPENSES:
Depreciation and amortization	$107	$108
Exploration expense	3,568	6,876
Impairment expense	9,312	—
Dry hole costs	—	49,676
General and administrative	9,651	4,459

	22,638	61,119

LOSS FROM OPERATIONS	(22,638)	(61,119)

OTHER NON-OPERATING INCOME (EXPENSE)
Investment earnings and other	117	121
Unrealized gain (loss) on warrant derivatives	360	986
Interest expense	(1,445)	(614)
Debt conversion expense	(297)	—
Loss on extinguishment of debt	(5,425)	—
Other non-operating expenses	(104)	(384)
Loss on exchange rates	(39)	(60)

	(6,833)	49

LOSS FROM CONSOLIDATED COMPANIES CONTINUING OPERATIONS BEFORE INCOME TAXES	(29,471)	(61,070)
Income tax (benefit) expense	(90)	124

LOSS FROM CONSOLIDATED COMPANIES CONTINUING OPERATIONS	(29,381)	(61,194)
Net income from unconsolidated equity affiliates	7,745	18,235

NET LOSS FROM CONTINUING OPERATIONS	(21,636)	(42,959)
DISCONTINUED OPERATIONS
Income from discontinued operations	—	150
Loss on sale of assets	—	2,031

Income from discontinued operations	—	2,181

NET LOSS	(21,636)	(40,778)
Less: Net Income Attributable to Noncontrolling Interest	1,511	3,527

NET LOSS ATTRIBUTABLE TO HARVEST	$(23,147)	$(44,305)

	Three months Ended
	December 31, 2012		December 31, 2011
	Basic	Dilutive	Basic	Dilutive
NET INCOME (LOSS) ATTRIBUTABLE TO HARVEST PER COMMON SHARE:
Loss from continuing operations	(23,147)	(23,147)	(46,486)	(46,486)
Discontinued operations	—	—	2,181	2,181

Net loss attributable to Harvest	(23,147)	(23,147)	(44,305)	(44,305)
Weighted average common shares outstanding	39,342	39,342	34,307	34,307
Effect of dilutive shares	—	—	—	—

Weighted average common shares including dilutive effect	39,342	39,342	34,307	34,307
Per Share:
Loss from continuing operations	$(0.59)	$(0.59)	$(1.36)	$(1.36)
Discontinued operations	$—	$—	$0.06	$0.06

Net loss attributable to Harvest	$(0.59)	$(0.59)	$(1.30)	$(1.30)

HARVEST NATURAL RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts, unaudited)

	Twelve months Ended December 31,
	2012	2011
EXPENSES:
Depreciation and amortization	$423	$462
Exploration expense	9,068	12,565
Impairment expense	9,312	3,335
Dry hole costs	5,617	49,676
General and administrative	27,097	22,474

	51,517	88,512

LOSS FROM OPERATIONS	(51,517)	(88,512)

OTHER NON-OPERATING INCOME (EXPENSE)
Investment earnings and other	348	665
Unrealized gain (loss) on warrant derivatives	(600)	9,786
Interest expense	(1,590)	(7,159)
Debt conversion expense	(3,645)	—
Loss on extinguishment of debt	(5,425)	(13,132)
Other non-operating expenses	(2,905)	(1,375)
Loss on exchange rates	(133)	(146)

	(13,950)	(11,361)

LOSS FROM CONSOLIDATED COMPANIES CONTINUING OPERATIONS BEFORE INCOME TAXES	(65,467)	(99,873)
Income tax expense (benefit)	(609)	1,057

LOSS FROM CONSOLIDATED COMPANIES CONTINUING OPERATIONS	(64,858)	(100,930)
Net income from unconsolidated equity affiliates	67,769	73,451

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	2,911	(27,479)
DISCONTINUED OPERATIONS
Loss from discontinued operations	(1,699)	(2,636)
Gain (Loss) on sale of assets	—	106,000
Income tax (expense) benefit	—	(5,748)

Income (loss) from discontinued operations	(1,699)	97,616

NET INCOME	1,212	70,137
Less: Net Income Attributable to Noncontrolling Interest	13,423	14,177

NET INCOME (LOSS) ATTRIBUTABLE TO HARVEST	$(12,211)	$55,960

	Twelve Months Ended
	December 31, 2012		December 31, 2011
	Basic	Dilutive	Basic	Dilutive
NET LOSS ATTRIBUTABLE TO HARVEST PER COMMON SHARE:
Loss from continuing operations	(10,512)	(10,512)	(41,656)	(41,656)
Discontinued operations	(1,699)	(1,699)	97,616	97,616

Net income (loss) attributable to Harvest	(12,211)	(12,211)	55,960	55,960
Weighted average common shares outstanding	37,424	37,424	34,117	34,117
Effect of dilutive shares	—	—	—	2,581

Weighted average common shares including dilutive effect	37,424	37,424	34,117	36,698
Per Share:
Loss from continuing operations	$(0.28)	$(0.28)	$(1.22)	$(1.22)
Discontinued operations	$(0.05)	$(0.05)	$2.86	$2.86

Net income (loss) attributable to Harvest	$(0.33)	$(0.33)	$1.64	$1.64

HARVEST NATURAL RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Twelve months Ended December 31,
	2012	2011
Cash Flows From Operating Activities:
Net income	$1,212	$70,137
Adjustments to reconcile net income to net cash used in operating activities:
Depletion, depreciation and amortization	423	1,272
Dry hole costs	5,617	40,467
Impairment of long lived assets	—	1,440
Impairment of unproved property costs	9,312	3,335
Amortization of debt financing costs	690	975
Amortization of discount on debt	543	2,876
Gain on sale of assets	—	(106,225)
Debt conversion expense	2,915	—
Allowance for account and note receivable	5,180	—
Write-off of accounts payable, carry obligation	(3,596)	—
Loss on early extinguishment of debt	5,425	10,983
Net income from unconsolidated equity affiliate	(67,769)	(73,451)
Share-based compensation-related charges	3,500	4,642
Unrealized gain (loss) on warrant derivatives	600	(9,786)
Deferred tax asset	(821)	—
Other current liabilities	906	2,632
Changes in operating assets and liabilities:
Accounts and notes receivable	9,542	(10,025)
Prepaid expenses and other	(718)	4,065
Other assets	(87)	(4,180)
Accounts payable	(3,411)	(623)
Accrued expenses	4,757	7,475
Accrued Interest	(238)	(942)
Other liabilities	200	(927)
Income taxes payable	(587)	617

Net Cash Used In Operating Activities	(26,405)	(55,243)

Cash Flows From Investing Activities:
Proceeds from sale of assets	—	218,823
Additions of property and equipment	(23,575)	(72,180)
Additions to assets held for sale	—	(33,930)
Long term receivable - equity affiliate	(414)	(682)
Proceeds from sale of equity affiliate	—	1,385
Restricted cash	200	(1,200)
Net Cash Provided by (Used In) Investing Activities	(23,789)	112,216

Cash Flows From Financing Activities:
Net proceeds from issuances of common stock	719	924
Tax benefits related to equity compensation		2,535
Proceeds on long term debt	66,480	—
Payments on long term debt	—	(60,000)
Financing costs	(3,324)	(189)

Net Cash Provided by (Used In) Financing Activities	63,875	(56,730)

Net Increase in Cash	13,681	243
Cash and Cash Equivalents at Beginning of Period	58,946	58,703

Cash and Cash Equivalents at End of Period	$72,627	$58,946

PETRODELTA, S. A.

STATEMENTS OF OPERATIONS

(in thousands except per BOE and per share amounts, unaudited)

	Three months Ended December 31, 2012		Three months Ended December 31 2011
Barrels of oil sold	3,362		2,994
MCF of gas sold	635		762
Total BOE	3,468		3,121
Total BOE - Net of 33% Royalty	2,312		2,081
Average price/barrel	$87.95		$102.75
Average price/mcf	$1.54		$1.54

	$	$/BOE - net	$	$/BOE - net
REVENUES:
Oil sales	$295,685		307,634
Gas sales	981		1,175
Royalties	(101,262)		(102,593)

	195,404	84.52	206,216	99.09

EXPENSES:
Operating expenses	45,133	19.52	24,243	11.65
Workovers	5,390	2.33	10,156	4.88
Depletion, depreciation, amortization	24,126	10.44	16,971	8.16
General and administrative	16,408	7.10	5,135	2.46
Windfall profits tax	59,948	25.93	75,737	36.39

	151,005	65.32	132,242	63.54

INCOME FROM OPERATIONS	44,399	19.20	73,974	35.55

Gain on exchange rate	—	—	—	—
Interest earnings and other	9	—	97	0.05
Interest expense	561	0.25	(4,174)	(2.01)

Income before income tax	44,969	19.45	69,897	33.59
Current income tax expense	21,064	9.11	53,297	25.61
Deferred income tax (benefit) expense	108,151	46.78	(49,638)	(23.85)

NET INCOME (LOSS)	(84,246)	(36.44)	66,238	31.83
Adjustment to reconcile to reported Net Income (loss) from Unconsolidated Equity Affiliate:
Deferred income tax (benefit) expense	(104,766)		21,710
Sports tax - over accrual	(1,604)		—

Net income equity affiliate	22,124		44,528
Equity interest in unconsolidated equity affiliate	40%		40%

Income before amortization of excess basis in equity affiliate	8,849		17,811
Conform depletion expense to GAAP	(555)		918
Amortization of excess basis in equity affiliate	(549)		(494)

Net income from unconsolidated equity affiliate	$7,745		$18,235

Non-GAAP Financial Measures:
Reconcile NET INCOME (LOSS) as reported under IFRS to adjusted EBITDA:
NET INCOME (LOSS)	$(84,246)	(36.44)	$66,238	31.83
Add back non-cash items:
Depletion, depreciation and amortization	24,126	10.44	16,971	8.16
Deferred income tax benefit	108,151	46.78	(49,638)	(23.85)

CASH FROM OPERATIONS	48,031	20.78	33,571	16.14
Investment earnings and other	(9)	—	(97)	(0.05)
Interest expense	(561)	(0.25)	4,174	2.01
Current income tax expense	21,064	9.11	53,297	25.61

Adjusted EBITDA	$68,525	29.64	$90,945	43.71

Harvest 32% of Adjusted EBITDA	$21,928	9.48	$29,102	13.99

PETRODELTA, S. A.

STATEMENTS OF OPERATIONS

(in thousands except per BOE and per share amounts, unaudited)

	Twelve months Ended December 31, 2012		Twelve months Ended December 31, 2011
Barrels of oil sold	13,172		11,390
MCF of gas sold	2,171		2,266
Total BOE	13,534		11,768
Total BOE - Net of 33% Royalty	9,023		7,846
Average price/barrel	$95.91		$98.52
Average price/mcf	$1.54		$1.54

	$	$/BOE - net	$	$/BOE - net
REVENUES:
Oil sales	$1,263,264		$1,122,191
Gas sales	3,350		3,497
Royalty	(423,069)		(374,135)

	843,545	93.49	751,553	95.79

EXPENSES:
Operating expenses	121,023	13.41	77,236	9.84
Workovers	17,302	1.92	28,508	3.63
Depletion, depreciation and amortization	86,004	9.53	58,376	7.44
General and administrative	31,753	3.52	11,297	1.45
Windfall profits tax	291,355	32.29	237,632	30.29

	547,437	60.67	413,049	52.65

INCOME FROM OPERATIONS	296,108	32.82	338,504	43.14

Investment earnings and other	13	—	610	0.08
Interest expense	(7,017)	(0.78)	(10,699)	(1.36)

Income before income tax	289,104	32.04	328,415	41.86
Current income tax expense	127,080	14.08	190,577	24.29
Deferred income tax (benefit) expense	76,030	8.43	(94,622)	(12.06)

NET INCOME	85,994	9.53	232,460	29.63
Adjustment to reconcile to reported Net Income from Unconsolidated Equity Affiliate:
Deferred income tax (benefit) expense	(78,968)		49,545
Sports tax - over accrual	(2,536)		—

Net income equity affiliate	167,498		182,915
Equity interest in unconsolidated equity affiliate	40%		40%

Income before amortization of excess basis in equity affiliate	66,999		73,166
Conform depletion expense to GAAP	2,913		763
Amortization of excess basis in equity affiliate	(2,143)		(1,863)

Net income from unconsolidated equity affiliate	$67,769		$72,066

Non-GAAP Financial Measures:
Reconcile NET INCOME as reported under IFRS to adjusted EBITDA:
NET INCOME	$85,994	9.53	$232,460	29.63
Add back non-cash items:
Depletion, depreciation and amortization	86,004	9.53	58,376	7.44
Deferred income tax benefit	76,030	8.43	(94,622)	(12.06)

CASH FROM OPERATIONS	248,028	27.49	196,214	25.01
Investment earnings and other	(13)	—	(610)	(0.08)
Interest expense	7,017	0.78	10,699	1.36
Current income tax expense	127,080	14.08	190,577	24.29

Adjusted EBITDA	$382,112	42.35	$396,880	50.58

Harvest 32% of Adjusted EBITDA	$122,276	13.55	$127,002	16.19